EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

February 12, 2002

CONTACT:	Doug Hemer

Aetrium Incorporated

(651) 773-4274

NASDAQ:

ATRM

AETRIUM REPORTS FOURTH QUARTER AND FISCAL 2001 RESULTS

St. Paul, Minn (2/12/02)—Aetrium Incorporated (Nasdaq:ATRM) today announced results for the fourth quarter and fiscal year ended December 31, 2001.

Revenue for the fourth quarter was $3,764,000, down slightly from revenue of $3,876,000 for the prior quarter, and down from revenue of $13,830,000 for the fourth quarter of 2000. Excluding unusual charges, net loss for the fourth quarter was $1,004,000, or $.11 per share, compared with net income of $461,000 excluding unusual charges and a deferred tax valuation allowance, or $.05 per share, for the fourth quarter of 2000.

In the fourth quarter of 2001 the company incurred restructuring charges of $677,000 consisting primarily of severance and related expenses resulting from the company’s workforce reduction in December 2001 and additional accruals for future rentals related to idle facilities, and a charge of $2,677,000 for excess inventories. Including these unusual charges, the company’s net loss for the quarter was $4,358,000, or $.47 per share. In the fourth quarter of 2000, the company incurred unusual charges of $1,155,000 for the write down of inventories and other charges related to the closing of the company’s Poway, Calif., facility, and a valuation allowance of $16,880,000 established to offset deferred tax assets. Including these unusual items, net loss for the fourth quarter of 2000 was $17,574,000, or $1.85 per share.

Revenue for 2001 was $20,014,000, a decline of 57 percent from revenue of $46,052,000 for 2000. Excluding unusual items, net loss for 2001 was $6,016,000, or $.64 per share, compared with net loss of $1,985,000 excluding unusual items, or $.21 per share, for 2000. In 2001 unusual charges net of unusual benefits totaled $4,653,000. In 2000 unusual charges and the deferred tax valuation allowance totaled $20,544,000. Including these unusual items, net loss for 2001 was $10,669,000, or $1.13 per share, compared with a net loss of $22,529,000, or $2.38 per share, in 2000.

“2001 was an extraordinarily difficult year for the test, assembly, and packaging (TAP) segment of the semiconductor equipment industry as revenues fell 60 percent,” said Joseph C. Levesque, president and chief executive officer.  “We aggressively addressed this situation through consolidations of operations, workforce reductions and other cost reduction and containment measures. As a result, during the year we reduced our operating expenses by $10,000,000. At the same time, we minimized erosion of our gross margins, and maintained our focus on the critical product development efforts that we believe will drive us into the next industry recovery.

“The general consensus continues to be that the semiconductor industry has bottomed, but the recovery will be slow, and accordingly recovery for our industry will be pushed out into the second half of 2002,” Mr. Levesque continued. “We have continued to be aggressive in managing both our backlog and inventory levels. Our backlog at the end of the year was in excess of 90 days at current revenue levels. With the amount of excess capacity in place for older package types we do not expect the market for equipment for those packages to return to meaningful growth until 2003 at the earliest. In response to these market conditions we have adjusted our inventories for several of our older products. However, we are experiencing increased activity in the emerging package types and process technologies where our newer products are concentrated. We believe that these are the areas that will lead the recovery in our industry, and that we are well positioned to take advantage of it.”

Effective January 1, 2002, the company is required to adopt Statement of Financial Accounting Standards No. 142, which eliminates periodic amortization of goodwill. Implementation of FAS 142 will result in a reduction in the company’s quarterly amortization charges of approximately $200,000. FAS 142 also substantially changes the methodology for evaluating goodwill for impairment. The company estimates that implementation of FAS 142 will result in a one-time goodwill impairment charge of between $6,000,000 and $8,000,000, to be reported as a change in accounting principle. The charge for impairment of goodwill will be recorded in the first quarter of 2002.

Certain matters in this news release are forward-looking statements which are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, adverse domestic or global economic conditions, slowing growth in the demand for semiconductor devices, the volatility and cyclicality of the microelectronics industry, changes in the rates of capital expenditures by semiconductor manufacturers, progress of product development programs, unanticipated costs associated with the integration or restructuring of operations, and other risk factors set forth in the company’s SEC filings, including its Form 10-K for the year ended December 31, 2000.

Aetrium, based in North St. Paul, Minn., is a leading supplier of proprietary technologies and equipment that are used by the worldwide semiconductor industry to assemble and test integrated circuits (IC’s) and other electronic components.  Aetrium’s products are used by customers to advance reliability, improve quality, increase product yield or improve the manufacturing process.  Aetrium has manufacturing facilities in North St. Paul, Minn., and Dallas, Texas.  Aetrium’s common stock is publicly traded on the Nasdaq market under the symbol ATRM.  More information about Aetrium is available on the Internet at www.Aetrium.com.

Aetrium Incorporated

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months ended December 31,		Year ended December 31,
	2001	2000	2001	2000
	(Unaudited)	(Unaudited)	(Audited)	(Audited)

Net sales	$3,764	$13,830	$20,014	$46,052
Cost of goods sold	4,734	7,112	13,033	23,395
Gross profit	(970)	6,718	6,981	22,657
Gross profit percent	-25.8%	48.6%	34.9%	49.2%

Operating expenses
Selling, general and administrative	2,120	4,887	11,228	17,475
Research & development	628	1,968	4,694	8,531
Unusual charges	677	670	2,202	4,075
Total operating expenses	3,425	7,525	18,124	30,081

Loss from operations	(4,395)	(807)	(11,143)	(7,424)
Other income, net	37	113	248	429
Loss before income taxes and cumulative effect of a change in accounting principle	(4,358)	(694)	(10,895)	(6,995)
Income taxes	0	(16,880)	226	(14,710)
Loss before cumulative effect of a change in accounting principle	(4,358)	(17,574)	(10,669)	(21,705)
Cumulative effect of a change in accounting principle	0	0	0	(824)
Net loss	$(4,358)	$(17,574)	$(10,669)	$(22,529)

Loss per common share — basic and diluted:
Loss before cumulative effect of a change in accounting principle	$(0.47)	$(1.85)	$(1.13)	$(2.29)
Cumulative effect of a change in accounting principle	0.00	0.00	0.00	(0.09)
Net loss	$(0.47)	$(1.85)	$(1.13)	$(2.38)

Weighted average common shares outstanding — basic and diluted	9,331	9,475	9,438	9,466

Aetrium Incorporated

Consolidated Statements of Operations

Pro Forma — Excluding Unusual Items (1)

(Unaudited)

(in thousands, except per share data)

	Three Months ended December 31,		Year ended December 31,
	2001	2000	2001	2000

Net sales	$3,764	$13,830	$20,014	$46,052
Cost of goods sold	2,057	6,627	10,356	22,460
Gross profit	1,707	7,203	9,658	23,592
Gross profit percent	45.4%	52.1%	48.3%	51.2%

Operating expenses
Selling, general and administrative	2,120	4,887	11,228	17,475
Research & development	628	1,968	4,694	8,531
Total operating expenses	2,748	6,855	15,922	26,006

Income (loss) from operations	(1,041)	348	(6,264)	(2,414)
Other income, net	37	113	248	429
Income (loss) before income taxes	(1,004)	461	(6,016)	(1,985)
Income taxes	0	0	0	0
Net income (loss)	$(1,004)	$461	$(6,016)	$(1,985)

Net income (loss) per share — basic and diluted	$(0.11)	$0.05	$(0.64)	$(0.21)

Weighted average common shares outstanding — basic and diluted	9,331	9,475	9,438	9,466

(1)               Pro forma results exclude unusual items such as restructuring charges, asset write-downs, and a charge related to a change in accounting principle.  Also, pro forma results do not include a provision for income taxes;  as previously announced, the company will not record any current income tax expense or benefit until it is consistently profitable on a quarterly basis.  Following is a reconciliation of actual results to pro forma results:

	Three Months ended		Year ended
	2001	2000	2001	2000

Net loss — actual	$(4,358)	$(17,574)	$(10,669)	$(22,529)

Cost of goods sold — inventory write-downs	2,677	485	2,677	935
Restructuring charges and asset write-downs	677	670	2,202	4,075
Change in accounting principle, net of taxes	0	0	0	824
Income taxes	0	16,880	(226)	14,710

Net income (loss) — pro forma	$(1,004)	$461	$(6,016)	$(1,985)

Aetrium Incorporated

Consolidated Balance Sheets

(In Thousands)

	December 31,	December 31,
	2001	2000
	(Audited)	(Audited)

Assets
Cash and cash equivalents	$7,181	$9,132
Accounts receivable, net	1,505	7,984
Inventories	8,956	12,683
Other current assets	131	534
Total current assets	17,773	30,333

Property and equipment, net	846	1,647
Other assets, net	10,767	12,394

Total assets	$29,386	$44,374

Liabilities and shareholders’ equity
Trade accounts payable	$676	$3,863
Accrued liabilities	4,194	5,326
Total liabilities	4,870	9,189

Shareholders’ equity	24,516	35,185

Total liabilities and shareholders’ equity	$29,386	$44,374